QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.7

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BOISE LAND & TIMBER HOLDINGS CORP.

ARTICLE ONE

        The name of the Corporation is Boise Land & Timber Holdings Corp.

ARTICLE TWO

        The address of the Corporation's registered office in the State of Delaware is 9 East Loockerman Street, Ste. 1B, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE THREE

        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

A. AUTHORIZED SHARES

        The total number of shares of capital stock which the Corporation has authority to issue is 65,316.5775 shares, consisting of 6,600 shares of 8% Series A Common Stock, par value $0.01 per share (the "Series A Common"), 54,900 shares of Series B Common Stock, par value $0.01 per share (the "Series B Common"), and 3,816.5775 shares of Series C Common Stock, par value $0.01 per share (the "Series C Common" and, collectively with the Series A Common and the Series B Common, the "Common Stock").

        The rights, preferences, privileges, restrictions and other matters relating to the Common Stock are as set forth in this Article Four.

        In accordance with the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware, the number of authorized shares of any class or series of stock may be increased or decreased by the affirmative vote of the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote irrespective of the class or series vote requirements set forth in Section 242(b)(2) of the General Corporation Law of the State of Delaware (but, in the case of any decrease, not below the number of outstanding shares of any such class or series).

B. COMMON STOCK

        Section 1.    Voting Rights.    Except as otherwise provided herein or as otherwise required by applicable law, the Series A Common and Series C Common shall have no voting rights. Except as otherwise provided in this Part B or as otherwise required by applicable law, the holders of Series B Common shall be entitled to cast (in person or in proxy) one vote per share on all matters to be voted on by the stockholders of the Corporation.

        Section 2.    Dividends.

          (a)    Dividends on Series A Common.

            (i)    General Obligation.    When and as declared by the Corporation's board of directors and to the extent permitted under the General Corporation Law of Delaware, the

    Corporation shall pay, in preference to dividends on Series B Common and Series C Common, dividends in cash to the holders of the Series A Common as provided in this Section 2. Except as otherwise provided herein, dividends on each outstanding share of Series A Common (a "Series A Common Share") shall accrue on a daily basis at the rate of 8% per annum of the sum of the Liquidation Value thereof plus all Series A Common Accumulated Dividends thereon, from and including the date of issuance of such Series A Common Share to and including the date on which the Liquidation Value of such Series A Common Share (plus all Series A Common Accumulated Dividends and all other accrued and unpaid dividends thereon) is paid. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Such dividends shall be cumulative such that all Series A Common Accumulated Dividends and all other accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividend, distribution or payment may be made with respect to any Series B Common or Series C Common. The date on which the Corporation initially issues any Series A Common Share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Series A Common Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Series A Common Share.

            (ii)    Dividend Reference Dates.    To the extent not paid on or prior to the last day of each June and December, beginning December 31, 2004 (each, a "Dividend Reference Date"), all dividends which have accrued on each Series A Common Share outstanding during the six-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated ("Series A Common Accumulated Dividends") and shall remain Series A Common Accumulated Dividends with respect to such Series A Common Share until paid.

            (iii)    Distribution of Partial Dividend Payments.    Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Common, such payment shall be distributed ratably among the holders of such Series A Common Shares based upon the aggregate Series A Common Accumulated Dividends and all other accrued but unpaid dividends on the Series A Common Shares held by each such holder.

            (iv)    Not a Participating Dividend.    Holders of Series A Common Shares shall not be entitled, with respect to such shares of Series A Common, to participate in any dividend declared with respect to the Series B Common.

        Section 3.    Dividends and Distributions.    Except as set forth in Section 4(c) or in the Stockholders Agreement, any and all dividends or other distributions in respect of the Corporation's capital stock (including upon any liquidation, dissolution or winding up of the Corporation and including dividends payable under Section 2 above) shall be made when and as declared by the Corporation's board of directors in the following order and priority:

          (a)   first, to the holders of Series A Common and Series B Common, ratably among such holders based upon the aggregate Pro Rata Share of each such holder, until (i) the aggregate amount paid from and after the date hereof under this clause (i) in respect of their shares of Series A Common equals the aggregate Liquidation Value thereof plus all Series A Common Accumulated Dividends and all other accrued and unpaid dividends thereon, and no share of Series A Common shall be entitled to any further payment in respect thereof, and (ii) the aggregate amount paid from and after the date hereof under this clause (ii) in respect of their shares of Series B Common equals the aggregate Original Purchase Price therefor; and

          (b)   second, after the payments required to be made pursuant to Section 2(a) are made in full, all remaining amounts shall be paid to holders of Series B Common and Series C Common, ratably among such holders based on the number of shares of Series B Common and Series C Common held by each such holder.

        For all purposes of Section 3(b), if any share of Series C Common has been granted with a Threshold Equity Value established pursuant to Section 4(b), then such share of Series C Common will not have the right to receive any dividends or other distributions under Section 3(b) (and such share of Series C Common will be disregarded for purposes of allocating distributions ratably among the holders of Series B Common and Series C Common pursuant to Section 3(b)) until the aggregate distributions that have been made to all shares of Common Stock under Sections 3(a) and (b) from and after the date hereof are equal to the Threshold Equity Value of such share of Series C Common

        Section 4.    FPH Management Shares.

          (a)   From time to time after the date hereof, (i) in the event that FPH issues any FPH Series B Units to an FPH Management Member, then in connection with such issuance the Corporation will issue to FPH a number of shares (including fractional shares) of Series B Common equal to the number of FPH Series B Units so issued divided by 10,000; and (ii) in the event that FPH issues any FPH Series C Units to an FPH Management Member, then in connection with such issuance the Corporation will issue to FPH a number of shares (including fractional shares) of Series C Common equal to the number of FPH Series C Units so issued divided by 10,000. No Common Stock issued to FPH pursuant to this paragraph will be issued for consideration less than the par value of the issued Common Stock.

          (b)   It is presently anticipated that the shares of Series C Common will be issued to FPH for nominal consideration and will represent an interest only in profits and appreciation of the Corporation after the date of issuance thereof. To this end, in connection with any grant of a share of Series C Common, the Corporation's board of directors will determine the Equity Value of the Corporation immediately prior to the grant of such share of Series C Common. If such Equity Value is greater than the sum of the aggregate Liquidation Value (together with all accrued and unpaid dividends thereon) of the Series A Common and the aggregate Original Purchase Price of the Series B Common as of the date of such issuance, then such share of Series C Common shall have a "Threshold Equity Value" equal to the sum of (x) the Equity Value of the Company immediately prior to such issuance, plus (y) the aggregate dividends and other distributions pursuant to Section 3(a) and (b) made prior to such issuance. For purposes of applicable corporate law, shares of Series C Common issued with different Threshold Equity Values shall be considered sub-series of Series C Common.

          (c)   In the event FPH elects to exercise its rights under any FPH Management Equity Agreement to repurchase FPH Series B Units from an FPH Management Member, the Corporation will redeem a number of shares (including fractional shares) of Series B Common held by FPH equal to the number of FPH Series B Units to be redeemed divided by 10,000, at a redemption price equal to the repurchase price payable by FPH for such FPH Series B Units pursuant to the terms of such FPH Management Equity Agreement (less any amount distributed to FHP in respect thereof by Boise Cascade Holdings, L.L.C.). In the event FPH elects to exercise its rights under any FPH Management Equity Agreement to repurchase FPH Series C Units from an FPH Management Member, the Company will redeem a number of shares (including fractional shares) of Series C Common held by FPH equal to the number of FPH Series C Units to be redeemed divided by 10,000, at a redemption price equal to the repurchase price, if any, payable by FPH for such FPH Series C Units pursuant to the terms of such FPH Management Equity Agreement (less any amount distributed to FHP in respect thereof by Boise Cascade Holdings, L.L.C.). In either case, such redemption price will be paid to FPH in cash or, to the extent the

  Corporation is prohibited by applicable law or by the terms of its or its Subsidiaries' debt financing agreements from paying such redemption price in cash, by issuance of a promissory note to FPH in the amount and on substantially the same terms as the promissory note that such FPH Management Equity Agreement provides will be issued by FPH in lieu of cash to such FPH Management Member for such FPH Series B Units or FPH Series C Units, as applicable.

C. GENERAL

        Section 1.    Definitions.    When used in this Certificate of Incorporation, the following terms shall be given the following meanings:

          "Asset Purchase Agreement" means that certain Asset Purchase Agreement, dated as of July 26, 2004, by and among Forest Products Holdings, L.L.C., Boise Land & Timber Corp., Boise Cascade Corporation, Boise Southern Company, and Minidoka Paper Company, as the same may be amended from time to time.

          "Denominator Amount" means, as of any date of determination, the sum of (i) the aggregate Liquidation Value of all shares of Series A Common then outstanding plus all Series A Common Accumulated Dividends and all other accrued and unpaid dividends thereon, plus (ii) the aggregate Original Purchase Price of all shares of Series B Common then outstanding.

          "Equity Value" means the total net pre-tax proceeds which would be received by the holders of the Corporation's capital stock if the assets of the Corporation as a going concern were sold in an orderly transaction designed to maximize the proceeds therefrom, and such proceeds were then distributed in accordance with Section 3, after payment of, or provision for, all Company obligations (including contingent obligations and Company-level taxes), as determined in good faith by the Corporation's board of directors.

          "FPH" means Forest Products Holdings, L.L.C., a Delaware limited liability company.

          "FPH LLC Agreement" means that certain limited liability company agreement, dated the date hereof, relating to the affairs of FPH, as amended from time to time in accordance with its terms.

          "FPH Management Equity Agreement" means a "Management Equity Agreement", as such term is defined in the FPH LLC Agreement.

          "FPH Management Member" means a "Management Member" of FPH, as such term is defined in the FPH LLC Agreement.

          "FPH Series B Unit" means a "Series B Common Unit" of FPH, as such term is defined in the FPH LLC Agreement.

          "FPH Series C Unit" means a "Series C Common Unit" of FPH, as such term is defined in the FPH LLC Agreement.

          "Liquidation Value" of any share of Series A Common as of any particular date shall be equal to $4,489.7959, as proportionately adjusted for stock splits, reverse stock splits, stock dividends and similar actions with respect to the Series A Common.

          "Original Purchase Price" of any share of Series B Common as of any particular date shall be equal to the original purchase price paid for such share of Series B Common, as proportionately adjusted for stock splits, reverse stock splits, stock dividends and similar actions with respect to the Series B Common; provided that for all purposes hereof, the Original Purchase Price for each share of Series B Common issued to Boise Sub pursuant to the Asset Purchase Agreement shall be $$4,489.7959, as proportionately adjusted for stock splits, reverse stock splits, stock dividends and similar actions with respect to the Series B Common.

          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Pro Rata Share" means, for each holder of any share or shares of Common Stock of the Corporation, a fraction determined by dividing (i) the sum of (a) the aggregate Liquidation Value of all shares of Series A Common held by such holder plus all Series A Common Accumulated Dividends and all other accrued and unpaid dividends thereon, plus (b) the aggregate Original Purchase Price of all shares of Series B Common held by such holder, divided by (ii) the Denominator Amount.

          "Series B Common" means, collectively, the Series B Common, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

          "Stockholders Agreement" means that certain stockholders agreement, dated the date hereof, by and between the stockholders of the Corporation.

          "Subsidiary" means any corporation of which the shares of outstanding capital stock possessing the voting power (under ordinary circumstances) in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

        Section 2.    Notices.    Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered personally or by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so delivered, mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

        Section 3.    Replacement.    Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate. Dividends shall accrue on the Series A Common represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

        Section 4.    Registration of Transfer.    The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of Common Stock. Upon the surrender of any certificate representing shares of any class or series of Common Stock at such place, the Corporation shall, at the request of the registered or record holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance. Dividends shall accrue on the Series A Common represented by such new certificate from the date to which dividends have been fully paid on such Series A Common represented by the surrendered certificate.

        Section 5.    Amendment and Waiver.    Except as otherwise specified in this Certificate of Incorporation (including Part A of this Article Four), any amendment or waiver of (i) any provision of Part B (and related definitions in Part C) of this Article Four that relates exclusively to the Series A Common shall be effective only with the prior approval of the holders of a majority of the Series A Common or (ii) any other provision of this Certificate of Incorporation shall be effective only with the prior approval of the holders of a majority of the Series B Common.

        Section 6.    Setoff.    The Corporation shall be entitled to set off any debts, obligations, and other liabilities that any stockholder owes to the Corporation hereunder, or under any other agreement or arrangement between the Corporation and such stockholder, against any amounts that are or may become due and owing by the Corporation to such stockholder. For purposes of this paragraph, a stockholder shall be deemed to include such stockholder's Subsidiaries and Affiliates and the Corporation shall be deemed to include the Corporation's Subsidiaries and Affiliates.

ARTICLE FIVE

        The Corporation is to have perpetual existence.

ARTICLE SIX

        In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

ARTICLE SEVEN

        Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE EIGHT

        To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, (i) a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director and (ii) the Corporation shall indemnify its officers and directors. Any repeal or modification of this Article Eight shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE NINE

        The Corporation expressly elects not to be governed by Section 203 of the General Corporation Act of the State of Delaware.

ARTICLE TEN

        The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the by-laws of the Corporation.

ARTICLE ELEVEN

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE TWELVE

        To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this Article Twelve shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

        IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by Michael Wilson, Secretary, the Corporation's Secretary, this 29th day of October 2004.

BOISE LAND & TIMBER HOLDINGS CORP.
By:	/s/ MICHAEL WILSON
Name:	Michael Wilson
Title:	Secretary

QuickLinks

  Exhibit 3.7
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF BOISE LAND & TIMBER HOLDINGS CORP.